Exhibit 99.1

DEBORAH WEINSWIG NAMED TO XCEL BRANDS, INC. BOARD OF DIRECTORS

A leading retail analyst, Weinswig is also a globally recognized innovator in retail and technology

NEW YORK, January 25, 2018 (GLOBE NEWSWIRE) -- Xcel Brands, Inc. (NASDAQ:XELB) announced today the appointment of Deborah Weinswig to its board of directors. A leading global retail analyst, Weinswig is the Managing Director of FGRT (Fung Global Retail & Technology), the think tank for the Hong Kong-based Fung Group.

Robert D'Loren, Chairman and Chief Executive Officer of Xcel Brands, Inc. said, "We are thrilled to add Deborah to our board of directors. She is a highly respected innovator in retail and technology and brings deep expertise and thought leadership to our organization. I look forward to working together to drive change and develop new solutions for today’s retail challenges.”

As Managing Director of FGRT, Weinswig built the team’s research capabilities and provided insights into the advanced technologies that are changing the global retail industry. Earlier, Weinswig served as Head of the Global Staples & Consumer Discretionary Team at Citi Research. She was ranked as the #1 analyst by Institutional Investor for 9 consecutive years, and in 2012 was named one of Business Insider’s “36 Best Analysts on Wall Street.”

"It is exciting to be joining the board of Xcel Brands, a company I have long admired for its bold leadership in disrupting the retail environment,” commented Weinswig. “The combined forces of Xcel’s senior executive team and board of directors will continue to leverage breakthrough technologies that expand the business and create greater value to shareholders, retail partners, and consumers.”

Weinswig is a member of the advisory board of numerous accelerators including Alchemist Accelerator, where she serves as faculty mentor; The Cage, a Hong Kong–based accelerator powered by The Lane Crawford Joyce Group; Entrepreneurs Roundtable Accelerator; Grand Central Tech; New York Fashion Tech Lab; Plug and Play; Revtech Accelerator; Techstars; TrueStart (UK); and XRC Labs. Weinswig also serves as an advisor to companies such as Eventable, Enterworks, Fashwire, LincGlobal, Nanopay, Rich Receipts, Smartzer, Tooso, SupplyAI, TigerTrade, and TRIVVER.

Weinswig was named among the top five retail influencers of 2018 and 2017 by Vend, the cloud-based point-of-sale and retail platform, and is a recipient of the Asia Retail Congress’s Retail Leadership Award. In addition, she serves as an e-commerce expert for the International Council of Shopping Centers’ (ICSC’s) Research Task Force and was a founding member of the Oracle Retail Industry Strategy Council. She is a member of the board of directors of Kiabi (affiliated with the Auchan Group); an executive board member of The Terry J. Lundgren Center for Retailing at the University of Arizona; and an advisory board member of the World Retail Congress and a founding member of the Goodwill Retail Advisory Council. She also serves on the boards of numerous philanthropic organizations, including GoodXChange and Street Soccer USA.

Ms. Weinswig’s appointment to Xcel’s board fills a vacancy following the retirement of Edward Jones. In accordance with Xcel’s board procedures, Ms. Weinswig will be a candidate for re-election to the board at the company’s annual meeting of stockholders.

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About Xcel Brands (www.xcelbrands.com)

Xcel Brands, Inc. (NASDAQ:XELB) is a media and consumer products company engaged in the design, production, licensing, marketing and direct-to-consumer sales of branded apparel, footwear, accessories, jewelry, home goods, and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded by Robert W. D'Loren in 2011 with a vision to reimagine shopping, entertainment and social as one. Xcel owns and manages the Isaac Mizrahi, Judith Ripka, H Halston, C. Wonder and Highline Collective brands, pioneering an omnichannel sales strategy which includes the promotion and sale of products under its brands through direct-response television, internet, brick and mortar retail, and e-commerce channels. Headquartered in New York City, Xcel Brands is led by an executive team with significant technology, design, merchandising, production, marketing, retailing, and licensing experience and a proven track record of success in elevating branded consumer products companies. With a team of over 100 professionals focused on design, production, and digital marketing, Xcel maintains control of product quality and promotion across all of its product categories and distribution channels. The total lifetime retail sales of its brands exceed $7.5 billion.

Contact

Stephanie Taylor

347-727-2483

staylor@xcelbrands.com